Exhibit 10.2

July 1, 2015

To: Leonard DeBenedictis

Re: Reduction in Work Schedule

Dear Len:

The purpose of this letter agreement is to modify certain terms of your employment as set forth in your Amended and Restated Employee Offer Letter dated February 25, 2014 (the “Employee Offer Letter”). The changes set forth herein shall be effective on July 1, 2015, provided that you have signed this letter agreement by that date (the “Effective Date”).

The terms to be modified are as follows:

Section 1 (Position; Duties; Location)

Add the following: On the Effective Date, you will begin to work a reduced schedule of 80%, representing 32-hours per week.

Section 2(a)(Base Salary):

Change the base salary from an annual rate of $300,000 to an annual rate of $240,000.

Section 3 (Benefits):

Add the following: Your Paid Time Off (PTO) accrual will be pro-rated based on the reduction of your work schedule. As such, you will accrue 8.0 hours of PTO each month.

Except as expressly modified herein, all other terms of your Employee Offer Letter shall remain in full force and effect.

This letter agreement, together with your Employee Offer Letter and your Confidential Information and Invention Assignment Agreement, set forth the full and complete agreement between you and the Company regarding your employment with the Company. Any additional or contrary terms, representations, offers or agreements, whether written or oral, that may have been made to you are hereby revoked and superseded in their entirety by this letter agreement. This letter agreement, along with your Employee Offer Letter, only may be modified in a written document signed by a duly-authorized officer of the Company.

To indicate your acceptance of the Company’s offer, please sign and return a copy to me by close of business Thursday, July 2, 2015.